						Exhibit 99.1
ROIC calculation GAAP to non-GAAP reconciliation (dollars in millions):
		Fiscal year ended
		October 3, 2015	September 27, 2014	September 28, 2013
Operating income		$115.4	$100.6	$96.6
Restructuring and impairment charges		1.7	11.3	—
Adjusted operating income		117.1	111.9	96.6
Tax rate		11.0%	9.0%	7.0%
Operating income (tax effected)		$104.2	$101.8	$89.9
Average invested capital		$745.6	$669.6	$642.1
ROIC		14.0%	15.2%	14.0%
WACC		11.0%	11.0%	12.0%
Economic Return		3.0%	4.2%	2.0%

Average Invested Capital	Fiscal 2015
	Actual	Actual	Actual	Actual	Actual	Average
	10/3/2015	7/4/2015	4/4/2015	1/3/2015	9/27/2014	invested capital
Equity	$842.3	$835.1	$808.5	$792.3	$781.1
Plus:
Debt - current	3.5	4.3	4.8	4.8	4.4
Debt - non-current	259.3	259.3	260.0	261.0	262.0
Less:
Cash and cash equivalents	(357.1)	(354.8)	(356.3)	(239.7)	(346.6)
	$748.0	$743.9	$717.0	$818.4	$700.9	$745.6

Average Invested Capital	Fiscal 2014
	Actual	Actual	Actual	Actual	Actual	Average
	9/27/2014	6/28/2014	3/29/2014	12/28/2013	9/28/2013	invested capital
Equity	$781.1	$760.2	$736.5	$722.0	$699.3
Plus:
Debt - current	4.4	4.2	3.9	3.8	3.6
Debt - non-current	262.0	263.1	256.1	256.9	257.8
Less:
Cash and cash equivalents	(346.6)	(330.3)	(323.7)	(324.2)	(341.9)
	$700.9	$697.2	$672.8	$658.5	$618.8	$669.6

Average Invested Capital	Fiscal 2013
	Actual	Actual	Actual	Actual	Actual	Average
	9/28/2013	6/29/2013	3/30/2013	12/29/2012	9/29/2012	invested capital
Equity	$699.3	$679.5	$669.0	$664.5	$649.0
Plus:
Debt - current	3.6	3.0	2.9	10.3	10.2
Debt - non-current	257.8	258.8	258.8	259.5	260.2
Less:
Cash and cash equivalents	(341.9)	(285.6)	(276.5)	(274.1)	(297.6)
	$618.8	$655.7	$654.2	$660.2	$621.8	$642.1